UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 6, 2011

CASABLANCA MINING LTD.
(Name of small business issuer specified in its charter)

Nevada	000-53558	80-0214005
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9880 Magnolia Ave. Suite 176
Santee, CA  92071
(Address of principal executive offices)

 (former name or former address, if changed since last report)

619-717-8047
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 6, 2011, Casablanca Mining Ltd. (the “Company”), through its wholly owned subsidiary Santa Teresa Minerals S.A., entered into a Promise of Purchase Agreement (the “Purchase Agreement”) with Benito Alfonso Ferrer Henriquez to obtain a 70% ownership interest in each of the mining properties currently known as “Teresita uno de veinte” and “Los Pinos uno de treinta” in exchange for a purchase price of $1,200,000.  The purchase price is payable in installments, with $200,000 paid at the time of completion of the transactions contemplated by the Purchase Agreement, $100,000 payable on each of the six month, twelve month and eighteen month anniversaries of the Purchase Agreement, $200,000 payable on each of the twenty four and thirty month anniversaries of the Purchase Agreement, and $300,000 payable on the 36 month anniversary of the Purchase Agreement.   Mr. Ferrer will own a 30% ownership interest in the mining properties, but will not be obliged to make any payments or contribution for the maintenance, exploration or exploitation of the property.

Completion of the purchase is subject to Mr. Ferrer purchasing all the interests of his current partner in the properties and the formation of a new joint venture company between the Company and Mr. Ferrer.  After these conditions are met, the transactions contemplated by the Purchase Agreement will be completed upon recording of this agreement by the Chilean mining authorities.  It is anticipated the transfer of the ownership interest will be completed within 60 days of the signing of the agreement.

The preceding discussion is qualified in its entirety by the full text of the Purchase Agreement that is included as Exhibits 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits:

Exhibit	Description

10.1	Promise of Purchase Agreement, dated May 6, 2011, by and between Benito Alfonso Ferrer Henriquez and Santa Teresa Minerals S.A. (as translated from Spanish)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASABLANCA MINING LTD.

Date: June 10, 2011	By:	/s/ Trisha Malone
Trisha Malone
Chief Financial Officer